Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek Executive Vice President & CFO sjanusek@reddyice.com 800-683-4423

REDDY ICE REPORTS FIRST QUARTER 2006 RESULTS

Annual dividend rate increased to $1.60 per share

APRIL 27, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE:FRZ), today reported financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were $44.8 million, compared to $39.2 million in the same quarter of 2005. The Company’s net loss was $8.2 million in the first quarter of 2006, compared to a net loss of $10.2 million in the same period of 2005. Net loss per diluted share was $0.39 in the first quarter of 2006 compared to net loss per diluted share of $0.74 in the first quarter of 2005. Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was $0.6 million in the first quarter of 2006, compared to negative $0.8 million in the first quarter of 2005. Available Cash for the first quarter of 2006 was negative $6.9 million. A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net loss and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Results for the first quarter of 2006 exceeded our internal goals.” commented Chairman and Chief Executive Officer William P. Brick. “Favorable weather in most of our markets and the impact of ongoing operating initiatives resulted in increased revenues and volumes as compared to last year. Energy costs, however, continue to be an area of concern.”

In connection with the Company’s continuing acquisition plan, two transactions were completed during the first quarter of 2006 and one additional acquisition was closed in the second quarter prior to the date of this press release. These three acquisitions had an aggregate cash purchase price of approximately $2.0 million. Annual revenue and Adjusted EBITDA associated with these acquisitions are approximately $1.5 million and $0.4 million, respectively.

As a result of its ongoing reviews of the Company’s dividend policy, the board of directors has approved an increase in the annual rate at which the Company expects to pay dividends from $1.53 per share to $1.60 per share, beginning in the second quarter of 2006. “Based on the performance of our operations over the last nine months, our recent acquisitions and the outlook for the remainder of 2006 and the foreseeable future, we are pleased to be able to increase the dividend to our shareholders,” commented Mr. Brick.

OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after April 27, 2006. The projections for 2006 include the effects of the acquisitions completed through the date of this press release.

Management now expects revenues in 2006 to range between $318 million and $328 million and net income to range from $15.1 million to $19.0 million. Diluted net income per share is expected to be in the range of $0.70 to $0.87. Adjusted EBITDA for 2006 is expected to be in the range of $85 million to $90 million. Available Cash, as defined in the Company’s credit agreement, is expected to range from $52.7 million to $61.1 million in 2006, with Available Cash per diluted share ranging from $2.43 to $2.81. Capital expenditures for the full year 2006 are expected to range between $16 million and $18 million and dispositions to total $2 million to $3 million, for net capital expenditures of $13 million to $16 million.

CONFERENCE CALL

The Company has scheduled a conference call for today, Thursday, April 27, 2006 at 10:00 a.m. eastern time. To participate, dial (888) 321-8161 ten minutes prior to the start time, referencing confirmation code 7856659 or the Reddy Ice conference call. A telephonic replay will be available through May 4, 2006 and may be accessed by calling (800) 642-1687 and using the above confirmation code. A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

– Financial Tables Follow –

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)

Revenues	$44,808	$39,244
Cost of sales (excluding depreciation)	34,413	31,679
Depreciation expense related to cost of sales	4,714	4,741
Gross profit	5,681	2,824
Operating expenses	11,089	8,834
Depreciation and amortization expense	1,428	1,415
Loss on dispositions of assets	104	149
Loss from operations	(6,940)	(7,574)
Interest expense	6,954	9,308
Loss before income taxes	(13,894)	(16,882)
Income tax benefit	5,655	6,702
Net loss	$(8,239)	$(10,180)

Basic and diluted net loss per share:
Net loss	$(0.39)	$(0.74)
Weighted average common shares outstanding	21,273	13,728

Cash dividends declared per share	$0.3825	$—

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)

Packaged ice revenues	$39,713	$34,144
Other ice revenues	2,025	1,845
Total ice revenues	41,738	35,989
Non-ice revenues	3,070	3,255
Total revenues	$44,808	$39,244

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31, 2006	December 31, 2005
	(in thousands)

Cash and cash equivalents	$10,265	$33,997
All other current assets	39,330	38,559
Total assets	580,840	603,764

Accounts payable and accrued expenses	$25,339	$31,112
Dividends payable	8,276	8,296
Total current and non-current debt (including revolving credit facility)	355,849	352,960
Total stockholders’ equity	169,074	183,183
Total liabilities and stockholders’ equity	580,840	603,764

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net loss before income taxes, interest and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility. EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net loss”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business. Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net loss”. Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of net loss to EBITDA and Adjusted EBITDA follows:

	Three Months Ended March 31,
	2006	2005
	(in thousands)

Net loss	$(8,239)	$(10,180)
Depreciation expense related to cost of sales	4,714	4,741
Depreciation and amortization expense	1,428	1,415
Interest expense	6,954	9,308
Income tax benefit	(5,655)	(6,702)
EBITDA	(798)	(1,418)
Other non-cash charges:
Stock-based compensation expense	1,245	284
Loss on disposition of assets	104	149
Monitoring fees (a)	—	160
Adjusted EBITDA	$551	$(825)

(a)                                  Represents the elimination of monitoring fees paid to the Company’s majority owners prior to August 12, 2005.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA. The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended March 31,
	2006	2005
	(in thousands)

Adjusted EBITDA	$551	$(825)
Acquisition adjustments (a)	(7)	(23)
Elimination of lease expense (b)	—	100
Pro forma Adjusted EBITDA	$544	$(748)

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented. All acquisitions included herein were consummated on or before March 31, 2006.

(b)         Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the third quarter of 2005.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends. Available Cash for the first quarter of 2006 is calculated as follows (in thousands):

Adjusted EBITDA	$551
Less:
Cash paid for interest expense	3,839
Capital expenditures, net of proceeds from dispositions	3,604
Principal repayments of indebtedness	17
Available Cash	$(6,909)

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

RECONCILIATION OF PROJECTED NET INCOME TO

PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH

(Unaudited)

	Projected
	Year Ending December 31,
	2006	2006
	Lower Range	Upper Range
	(in millions)

Net income	$15.1	$19.0
Depreciation expense related to cost of sales	19.6	19.0
Depreciation and amortization expense	6.3	5.9
Interest expense	28.8	28.4
Income tax expense	10.3	13.0
EBITDA	80.1	85.3
Other non-cash charges - stock-based compensation expense	4.9	4.7
Adjusted EBITDA	85.0	90.0
Cash paid for interest expense	(15.2)	(14.9)
Cash paid for income taxes	(1.0)	(0.9)
Capital expenditures, net of proceeds from dispositions	(16.0)	(13.0)
Principal payments on debt	(0.1)	(0.1)
Available Cash	$52.7	$61.1